Exhibit 8.1

List of Subsidiaries

Name	Jurisdiction of Incorporation
Shanghai Telecom Company Limited	The People’s Republic of China
Guangdong Telecom Company Limited	The People’s Republic of China
Jiangsu Telecom Company Limited	The People’s Republic of China
Zhejiang Telecom Company Limited	The People’s Republic of China
Anhui Telecome Company Limited	The People’s Republic of China
Fujian Telecom Company Limited	The People’s Republic of China
Jiangxi Telecom Company Limited	The People’s Republic of China
Guangxi Telecom Company Limited	The People’s Republic of China
Chongqing Telecom Company Limited	The People’s Republic of China
Sichuan Telecom Company Limited	The People’s Republic of China
China Telecom Group Yellow Pages Information Company Ltd.	The People’s Republic of China